SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                   FORM 8-A/A
                                (Amendment No. 3)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             HAWAIIAN AIRLINES, INC.
             (Exact name of registrant as specified in its charter)

                HAWAII                                          99-0042880
(State of incorporation or organization)                      (IRS Employer
                                                            Identification No.)

    3375 Koapaka Street, Suite G350                             96819-1869
              Honolulu, HI                                      (Zip code)
(Address of principal executive offices)


If this Form relates to the registration       If this Form relates to the
of a class of debt securities and is           registration of a class of debt
effective upon filing pursuant to General      securities and is to become
Instruction A(c)(1) please check the           effective simultaneously with
following box ( )                              the effectiveness of a
                                               concurrent registration statement
                                               under the Securities Act of 1933
                                               pursuant to General Instruction
                                               A(c)(2) please check the
                                               following box ( )


            SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF
            THE ACT:

      Title of each class                       Name of each exchange on which
      to be so registered                       each class is to be registered
      -------------------                       ------------------------------
Preferred Stock Purchase Rights                  American Stock Exchange, Inc.
                                                     Pacific Exchange Inc.


            SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF
            THE ACT:

                                      None

ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

                  On December 1, 1994, the Board of Directors of Hawaiian Airlines, Inc. (the "Registrant") authorized adoption of a shareholder rights plan pursuant to which one preferred stock purchase right (a "Right") is attached to each share of Common Stock, par value $.01 per share, of the Registrant.

                  All Rights were issued pursuant to, and are subject to the terms and conditions of, the Rights Agreement, dated as of December 23, 1994 (as amended by Amendments 1, 2 and 3 thereto, the "Rights Agreement") by and between the Registrant and its Rights Agent (currently ChaseMellon Shareholders Services, L.L.C., as successor to Chemical Trust Company of California). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

                  On August 28, 1998, the Board of Directors of the Registrant adopted Amendment No. 4 (the "Amendment") to the Rights Agreement in order to, among other things, (i) increase the triggering percentage of the Rights from 10% to 15%, (ii) delete all references in the Rights Agreement to the terms "10% Ownership Date" and "10% Shareholder" and substitute therefor, respectively, the terms "Share Acquisition Date" and "Acquiring Person," (iii) amend the definition of the term "Distribution Date" in order to allow the Board of Directors of the Registrant to extend the date on which the Rights are distributed and (iv) integrate the foregoing changes in certain other related sections of the Rights Agreement.

                  A copy of the Amendment is attached hereto as Exhibit 5 and the above description of the Amendment is qualified in its entirety by reference to such exhibit.

ITEM 2.           EXHIBITS.

                  Exhibit No.

                  1. Rights Agreement dated as of December 23, 1994, by and
                     between the Registrant and the Rights Agent*/

                  2. Amendment No. 1 to Rights Agreement dated as of December
                     23, 1994, by and between the Registrant and the Rights Agent*/

--------------------
*/ Previously filed.

                  3. Amendment No. 2 to Rights Agreement dated as of December
                     23, 1994, by and between the Registrant and the Rights Agent*/

                  4. Amendment No. 3 to Rights Agreement dated as of December
                     23, 1994, by and between the Registrant and the Rights Agent*/

                  5. Amendment No. 4 to Rights Agreement dated as of December
                     23, 1994, by and between the Registrant and the Rights
                     Agent

--------------------
*/ Previously filed.

                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            HAWAIIAN AIRLINES, INC.
                                            (Registrant)


Dated: September 11, 1998                   By: /s/ John L. Garibaldi
                                            -------------------------
                                            John L. Garibaldi
                                            Executive Vice President
                                            And Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.

1. Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*/

2. Amendment No. 1 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*/

3. Amendment No. 2 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*/

4. Amendment No. 3 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent*/

5. Amendment No. 4 to Rights Agreement dated as of December 23, 1994, by and between the Registrant and the Rights Agent


--------------------
*/ Previously filed.